UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2016
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ENPHASE ENERGY, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-35480	20-4645388
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1420 N. McDowell Blvd
Petaluma, CA 94954
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (707) 774-7000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Term Loan Agreement
On July 8, 2016, Enphase Energy, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Term Loan Agreement”) with Tennenbaum Special Situations Fund IX, LLC, Tennenbaum Special Situations IX-A, LLC, Tennenbaum Special Situations IX-O, L.P., and Tennenbaum Special Situations IX-C, L.P. (collectively, the “Term Lenders”), and Obsidian Agency Services, Inc., as administrative agent and collateral agent for the Term Lenders (in such capacity, the “Term Loan Agent”), pursuant to which the Term Lenders provided a $25.0 million secured term loan to the Company with a maturity date of July 1, 2020. The term loan was fully drawn at closing and the Company expects to use the proceeds for general corporate purposes. Monthly payments through June 30, 2017 are interest only, followed by consecutive equal monthly payments of principal plus accrued interest beginning on July 1, 2017 and continuing through the maturity date. The term loan provides for an interest rate per annum equal to the higher of (i) 10.25% and (ii) LIBOR plus 9.5625%, subject to a 1.0% reduction if the Company achieves minimum levels of Revenue and EBITDA (each as defined in the Term Loan Agreement) for the twelve consecutive month period ending June 30, 2017 as set forth in the Term Loan Agreement. In addition, the Company paid a commitment fee of 3.3% of the loan amount upon closing and a closing fee of 10.0% of the loan amount, which is payable in four equal installments at each anniversary of the closing date. The Company may elect to prepay the loan by incurring a prepayment fee between 1% and 3% of the principal amount of the term loan depending on the timing and circumstances of prepayment.
The term loan is secured by a second-priority security interest on substantially all assets of the Company except intellectual property. The Company's obligations under the term loan are not guaranteed by any of the Company’s existing subsidiaries, nor have any existing subsidiaries of the Company pledged any of their assets to secure the term loan.
The Term Loan Agreement does not contain any financial covenants, but is subject to customary affirmative and negative covenants including restrictions on creation of liens, dispositions of assets, dividends, mergers, or changing the nature of its business, in each case, subject to certain customary exceptions. In addition, the Term Loan Agreement contains certain customary events of default including, but are not limited to, failure to pay interest, principal and fees or other amounts when due, material breach of any representation or warranty, covenant defaults, cross defaults to other material indebtedness, the occurrence of a "material adverse change" and events of bankruptcy.
The foregoing description of the Term Loan Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Term Loan Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2016.
Amendment to Amended and Restated Credit Agreement
On July 8, 2016, in connection with entry into the Term Loan Agreement described above, the Company entered into an amendment (the "Amendment") to (i) its Amended and Restated Credit Agreement, dated as of December 18, 2015 (as amended by the Amendment, the "Amended Credit Agreement"), with Wells Fargo Bank, National Association, as agent (in such capacity, the “Agent”) and the lenders party thereto and (ii) its Amended and Restated Guaranty and Security Agreement, dated as of December 18, 2015, in favor of the Agent, among other things, to (i) permit the Company to enter into the Term Loan Agreement, incur the indebtedness provided for thereunder and grant a security interest in its assets (other than intellectual property) in connection therewith, (ii) increase the amount of undrawn availability that must be maintained as part of the Amended Credit Agreement's $15.0 million minimum liquidity covenant from $5.0 million to $12.5 million and (iii) to make certain other changes to the Term Loan Agreement
The foregoing description of the Amendment is not intended to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2016.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information contained in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 12, 2016	ENPHASE ENERGY, INC.
		By:	/s/ Kris Sennesael
Kris Sennesael
Vice President and Chief Financial Officer